Exhibit 10.1

Free English Translation

RIGHTS ASSIGNMENT AGREEMENT

Between:

BANCO ORIGINAL S.A., a financial institution, enrolled with CNPJ under No. 92.894.922/0001-08, headquartered at Rua Porto União, nº 295, São Paulo/SP, ZIP Code 04568-02, herein represented in accordance with its bylaws (“Assignor” or “Original”);

and

PICPAY BANK BANCO MÚLTIPLO S.A., a financial institution, enrolled with CNPJ under No. 09.516.419/0001-75, headquartered at Avenida Manuel Bandeira, nº 291, Block B, 3rd floor, Vila Leopoldina, São Paulo/SP, ZIP Code 05317-020 (“Assignee” or “PicPay Bank”).

Assignor and Assignee individually referred to as a “Party” and jointly as the “Parties.”

WHEREAS:

I. PicPay Bank and PicPay Instituição de Pagamento S.A., enrolled with CNPJ No. 22.896.431/0001-10 (“PicPay”), belong to the same economic group (“PicPay Group”);

II. Original and PicPay executed on September 9, 2020, a partnership for the issuance of payment cards by Original, aiming to regulate the terms and conditions to develop, promote, offer, operate, and advertise the cards issued by Original under the PicPay brand, according to which the service margin was allocated to PicPay and the financial margin to Original;

III. On July 15, 2023, Original and PicPay decided to migrate from Original to PicPay the retail segment operations, so that the relationship maintained with Original’s users in this segment would be maintained exclusively by PicPay;

IV. Original decided, based on assessment of the financial margin, to partially dispose of the customer portfolio of the credit card product for which it is the issuer in this operation (“Customers”); and

IV. (sic) PicPay Group is interested in preserving revenue and expanding the relationship with Customers through the acquisition of this portfolio.

The Parties, in accordance with the best legal practices, RESOLVE to execute this Assignment of Rights Agreement (“Agreement”), pursuant to the clauses and conditions below:

1. Purpose Under this Agreement, and in accordance with the best legal practices, the Assignor assigns to the Assignee, as it has hereby assigned, without recourse, irrevocably and irreversibly, the credit card agreements (listed in Exhibit I hereto) of the Assignor’s Customers, individuals, and the credit arising from all credit operations granted by the Assignor pursuant to such credit card agreements (“Assigned Operations”).

1.1. The assignment shall be deemed complete and finished upon execution of this Agreement, regardless of any other formality, so that, as of this date, the Assignee shall be the sole and rightful holder of any and all rights and obligations arising from the Assigned Operations, in particular any payments made, voluntarily or judicially, by the cardholders involved in the agreements comprising the Assigned Operations.

2. Price. The price for the Assigned Operations amounts to one billion, six hundred and twelve million, seventy-three thousand, five hundred and fifty-two Reais (BRL 1,612,073,552.00) (“Total Assignment Price”).

2.1. Payment of the Total Assignment Price shall be made by STR4 transfer by the Assignee, on the date of execution of this Agreement, to reserve account ISPB 92894922 held by the Assignor.

2.2. The Total Assignment Price may be modified upon reassessment of the economic content of the Assigned Operations by a qualified professional, reflected in a formal appraisal report to be issued within no later than sixty (60) days as of execution of this Agreement, provided that there is prior mutual agreement between the Parties, in which case the corresponding adjustments shall be due, either as additional price payment or as refund of any price paid in excess.

3. Responsibility in judicial and extrajudicial proceedings involving the Assigned Operations. Should the Assignor have engaged outsourced law firms for collection and/or administrative or judicial defense of the credit rights arising from the Assigned Operations, the Parties declare and agree that the fees due for such engagement, for activities performed as from this date, shall be the responsibility of the Assignee, including any court costs for actions taken after execution of this Agreement. Expenses and fees billed for services performed prior to the date of this assignment shall be the sole responsibility of the Assignor.

3.1. Within thirty (30) days as of execution of this Agreement, the Assignor shall provide to the Assignee copies of the agreements entered with the outsourced law firms and prepare a report containing all essential information for compliance with the obligations in such agreements, setting forth the total value of the services, the terms of engagement, payment method, contact details of the responsible attorneys, the list of documentation sent to the outsourced firm, and the current stage of judicial action or extrajudicial proceeding.

3.2. The Assignee declares and agrees that, should it wish to engage a professional other than the one engaged by the Assignor, it shall bear the amounts due for terminating the said legal services engagement.

3.3. The Assignor undertakes to inform the Assignee in writing, within no later than forty-eight (48) hours after being served with summons or notice, of the existence of any judicial action or extrajudicial proceeding initiated after execution of this Agreement, related to the Assigned Operations.

3.4. Any judicial actions or extrajudicial proceedings initiated by the debtors of the Assigned Operations based on any act, fact, or omission by the Assignor prior to execution of this Agreement and related to the Assigned Operations shall remain the responsibility of the Assignor, which shall bear all costs related to defending its interests, including expenses, taxes, fees, indemnifications, and attorney’s fees. The Assignor will also be in charge, and bear all costs related to the defense, of the judicial actions or extrajudicial proceedings regarding existence, validity, lawfulness and creation of the Assigned Operations, being responsible before the Assignee.

3.5. The Assignee shall be responsible for following all proceedings currently pending to review or collect the Assigned Operations, as well as potentially filing new related actions, if necessary, and the Assignor shall have standing to act in such cases as the Assignee’s procedural substitute. The Assignor’s acting in court may be agreed between the Parties on a timely basis, as advised by the lawyers in charge of the case.

3.5.1. Any economic outcome that may be obtained in the judicial actions for review or collection of the Assigned Operations shall belong exclusively to the Assignee. Any adverse judgment shall also be fully borne by the Assignee, in light of this assignment.

3.5.2. The Assignor shall not be liable for the outcome of ongoing judicial proceedings related to review or collection of the Assigned Operations, so that any loss in such proceedings shall not result in termination of this assignment, which is deemed complete and effective as of this act.

3.6. The Assignor shall provide the Assignee with all relevant information related to ongoing proceedings, upon request. The lawyers handling the cases shall be instructed to send reports directly to the Assignee and to clarify any doubts. Future procedural strategies for the core issues may be discussed between the lawyers and the Parties hereto.

3.7. The Assignor shall identify and register all payments that may be made by the debtors of the Assigned Operations as from the date of this assignment, undertaking to transfer such amounts to the Assignee, including those possibly made through debits in the debtors’ current accounts, upon prior debtor authorization. Until such transfer is effectively made, the Assignor shall be deemed a depositary of the amounts received on behalf of the Assignee.

3.8. As this assignment does not alter the standing of the parties in the proceedings, and given the payment transfer obligations herein, there shall be no requirement to notify the debtors of the Assigned Operations that are already under litigation, as per article 290 of the Brazilian Civil Code.

4. Obligations of the Assignor. Without prejudice to other obligations under this Agreement, the Assignor undertakes to:

(i) not make any changes to any document related to the Assigned Operations without the prior expressed consent of the Assignee;

(ii) perform all acts depending on its sole efforts necessary for the perfect execution of the Assigned Operations, informing the Assignee of all terms and conditions on which the Assigned Operations were originally formalized;

(iii) deliver to the Assignee, within thirty (30) days of execution hereof, the documents related to the Assigned Operations, such as agreements and amendments or versions, invoices, contracting logs, credit instruments and exhibits, collateral instruments, notices and/or any communications referring to this assignment, appraisal reports of collateral, and debt collection documents from the debtors, alongside respective worksheets showing the debt evolution, with all payments and/or amortizations made regarding each of the Assigned Operations. Documents already available shall be promptly delivered.

4.1. In case of a judicial request for presentation of any originals of documents related to the Assigned Operations, the Assignee and/or the Assignor, as applicable, undertake to present them pursuant to the judicial request.

5. Term. This Agreement shall remain in effect until the full performance of all obligations of the Parties, in particular, payment of the Total Assignment Price by the Assignee to the Assignor.

5.1. Neither Party may terminate and/or assign this Agreement except with the express prior written consent of the other Party.

6. Representations and Warranties. The Parties, individually, represent and warrant, for all legal purposes, that:

(i) They are duly incorporated and in good standing, in accordance with Brazilian law;

(ii) They are duly authorized to execute this Agreement and to fulfil the obligations set forth herein, having met all the legal and corporate requirements necessary thereto;

(iii) The execution of this Agreement and the fulfilment of the obligations set forth herein do not infringe any previously assumed obligation; and

(iv) This Agreement is a valid and binding legal obligation, enforceable in accordance with its terms and conditions, having been duly authorized by their competent corporate bodies.

6.1. The Parties mutually declare that this Agreement was executed respecting the principles of probity and good faith, by free, conscious, and firm expression of will, and in perfect fairness.

6.2. The Parties expressly acknowledge that:

(i) Full compliance with the obligations provided herein is of fundamental importance to the achievement of the objectives of both Parties, in view of the basis of the assignment of rights and obligations established herein; and

(ii) The terms and conditions of the obligations agreed herein are fair and reasonable, including from the standpoint of the rights of both Parties.

6.3. The Assignor further represents and warrants to the Assignee, for all legal purposes, that:

(i) It is the lawful owner of the credits represented by the Assigned Operations which have not been the subject of any other transfer, commitment of transfer, and/or encumbrance;

(ii) The principal amount of the Assigned Operations has been effectively disbursed by the Assignor or made available to the debtor, and the Assignor has no obligation to reimburse expenses or refinance the debt of the debtor of the Assigned Operations;

(iii) The Assigned Operations and, where applicable, their respective real or personal guarantees are binding, valid, and legitimate obligations of the respective debtors;

(iv) The Assigned Operations are free and clear of any liens, pledges, attachments, or seizures;

(vi) The debtor and/or third parties do not have, as of this date, any established right against the Assignor that may give rise to a claim of set-off and/or any other form of extinguishment or reduction and/or change in payment terms of the Assigned Operations, and/or that may prevent or delay the receipt of the Assigned Operations by the Assignee or reduce their value.

7. Confidentiality and Personal Data Protection. The Parties agree to keep confidential the information contained in this Agreement that is not public domain and other information that may be disclosed as a result of this Agreement, so that such information be not disclosed and/or revealed to third parties, except when required by applicable law or regulation or judicial or administrative decision.

7.1. The duty of confidentiality referred to in this clause shall not apply to the use by PicPay Bank of information considered confidential for the performance of this Agreement.

7.2. The duty of confidentiality set forth in this clause shall remain in effect after termination of this Agreement for a period of two (2) years.

7.3. The Parties agree and acknowledge that the processing of Personal Data in the performance of this Agreement shall be carried out in accordance with the applicable Brazilian legislation in force, including Law No. 12.965/14 (“Brazilian Internet Civil Framework”), Decree No. 8.771/16 (Regulatory Decree of the Internet Civil Framework), Law No. 8.078/90 (Consumer Protection Code) and Law No. 13.709/18 (General Data Protection Law), each Party being liable for any misuse it makes of such Personal Data in violation of the law.

7.4. The Parties declare that they are aware and agree that all Personal Data processed in connection with the performance of this Agreement shall remain owned by the individuals to whom they refer. Nothing in this Agreement, including the sharing of Personal Data by one Party to the other, shall be construed as an assignment or transfer of the respective database, whose ownership shall remain exclusively with the Party that originally transferred it to the other Party.

8. Anti-Corruption and Ethical and Moral Conduct. The Parties mutually represent and irrevocably and irreversibly warrant that their directors, officers, employees, service providers, including their subcontractors and agents:

(i) Fully comply with national or international regulations, laws, and normative provisions to which they are subject, aimed at combating corruption, bribery, and practices harmful to Public Administration, especially Law No. 12.846 of August 1, 2013 and Decree No. 11.129 of July 11, 2022;

(ii) Do not engage in any irregular or illegal conduct or any act that might directly or indirectly favor one another or any of the companies in their respective economic groups, in violation of applicable laws in Brazil or abroad;

(iii) Will not, during the term of this Agreement or in the performance of any activity related thereto, make any payment, offer, or promise, directly or indirectly, to any public official (whether municipal, state, or federal) intended to induce such official to use their influence with the government and/or any agency, company, political party, public authority, or public office to obtain improper business advantages for themselves or for the other Party;

(iv) Will immediately report to the other Party any information that may indicate that any type of action, payment, offer, promise, directly or indirectly, has been made to any public official with the objective described above, so that the Party that becomes aware that any of its agents or employees have breached the principles and obligations agreed herein shall voluntarily report such fact to the other Party, so that together they may prepare and implement a plan of action to: (a) immediately remove the employee or agent; (b) prevent such acts from recurring; and (c) ensure that the Agreement can continue in force, without prejudice to the right of the notified Party to immediately terminate the Agreement regardless of the other Party’s consent;

(v) They, their members, directors, agents, attorneys, officers, partners, employees, consultants, or representatives have not been convicted, found guilty, or indicted for any offense involving fraud, corruption, or moral/ethical turpitude, and none of these persons has been listed by government agencies as excluded, suspended, or otherwise disqualified from government procurement programs, nor mentioned in publicly reported acts that involve them in promoting or facilitating illicit or shady businesses, in engaging in acts that cause commercial discredit and/or harm the image of the other Party; and

(vi) Will keep their accounting books and/or Digital Accounting Bookkeeping (ECD), records and accounting documents in sufficient detail and accuracy to clearly and unequivocally reflect the transactions and resources related to the purpose of this Agreement.

8.1. If either Party becomes involved in investigations or administrative or judicial proceedings for corruption, bribery, and/or acts harmful to Public Administration during the performance of this Agreement or related thereto, the Party causing such situation undertakes to bear the respective burden, and must also provide documents and information that may assist the other Party in its defense.

8.2. For the purposes of this clause, there shall be no breach of this Agreement where a Party’s involvement in a situation related to corruption, bribery, and/or acts harmful to Public Administration is notorious and publicly known at the time of execution of this Agreement.

8.3. The Parties further warrant that:

(i) They do not use illegal labor, and undertake not to use practices of slave-like labor or child labor, except as permitted by law, whether directly or indirectly through their respective suppliers of products and services;

(ii) They do not employ persons under eighteen (18) years of age, including apprentices, in locations harmful to their training, physical, psychological, moral, or social development, as well as in hazardous or unhealthy locations and services, in hours that do not allow school attendance, or at night;

(iii) They do not engage in negative discrimination and restrictions on access to employment or its retention, for reasons such as, but not limited to, gender, origin, race, color, physical condition, religion, marital status, age, family situation, or pregnancy status;

(iv) They undertake to protect and preserve the environment, as well as to prevent and eradicate practices harmful to the environment, performing their services in compliance with current legislation regarding the National Environmental Policy and Environmental Crimes, as well as legal, normative, and administrative acts related to the environmental area and related areas, issued by federal, state, and municipal authorities; and

(v) They do not adopt practices related to activities that involve criminal exploitation of prostitution or sexual exploitation of vulnerable persons.

8.4. The Parties declare that they have their own Codes of Ethics, and undertake to observe and ensure that their respective employees respect such documents.

8.5. The duties provided for in this clause extend to the shareholders, quotaholders, partners, board members, officers, employees, and service providers, including subcontractors and agents of each Party.

9. General Provisions. Without prejudice to other provisions, the following conditions also apply to this Agreement:

(i) Taxes. Any and all burden of taxes, contributions, and other charges due as a result of the transaction subject of this Agreement shall be borne by the taxpayer so defined in tax law, in accordance with applicable legislation;

(ii) Tolerance. No omission or delay by the Parties in exercising their rights, powers, or privileges under this Agreement, nor any agreement between the Assignee and the Assignor, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement prevent any other or subsequent exercise thereof, or the exercise of any other right, power, or privilege;

(iii) Rights and Remedies. The rights and remedies expressly provided under this Agreement are cumulative, without limitation to any other rights or remedies existing by law;

(iv) Notices. For all purposes of this Agreement, any communication, request, or other notice required or permitted under this Agreement shall only be valid if in writing and delivered with acknowledgment of receipt, addressed to the Parties at the addresses stated in the preamble to this Agreement;

(v) Amendments. This Agreement, or any of its provisions, exhibits, or documents to be provided under this Agreement, may not be altered, modified, waived, released, or terminated verbally, but only by written instrument signed by all Parties;

(vi) Severability. If one or more provisions contained in this Agreement become invalid, illegal, or unenforceable in any respect, the validity, lawfulness, and enforceability of the remaining provisions shall not be affected;

(vii) Succession. This Agreement is executed in an irrevocable and irreversible manner, binding the Parties and their successors in any capacity;

(viii) Entire Agreement. This Agreement comprises the full agreement between the Parties with respect to its subject matter and supersedes all prior written expressions, memoranda, and agreements with respect to such subject matter;

(ix) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil;

(x) Jurisdiction. To settle any disputes arising from this Agreement, the Parties elect the Central Courts of the Judicial District of São Paulo/SP, to the exclusion of any other, however privileged;

(xi) Electronic Signature. The Parties sign this Agreement electronically and expressly admit such means as valid, legitimate, and effective, under Art. 219 of the Civil Code and §2 of Art. 10 of Provisional Measure 2.200-2/2001, regardless of the use of certificates issued under the ICP-Brazil standard.

In witness whereof, the Parties electronically sign this Agreement, together with the witnesses below.

São Paulo, January 26th, 2024.

/s/ Simão Luiz Kovalski	/s/ Luiz Antonio Fernandes Caldas Morone
Simão Luiz Kovalski	Luiz Antonio Fernandes Caldas Morone

BANCO ORIGINAL S.A.

/s/ Francisco José Pereira Terra	/s/ Fernando Abe Ohara
Francisco José Pereira Terra	Fernando Abe Ohara

PICPAY BANK - BANCO MÚLTIPLO S.A.

Witnesses:

/s/ Alexandre Laham	/s/ Frederico Botto Trevisan
Alexandre Laham	Frederico Botto Trevisan

EXHIBIT I TO THE ASSIGNMENT OF RIGHTS AGREEMENT

1. List of Assigned Contracts. The Parties agree that PicPay Bank will keep, in its internal network file storage system, the file containing the details of the contracts assigned by Original to PicPay Bank, including the name and CPF (Brazilian Individual Taxpayer Registry) of the credit card holders, credit card contract numbers, and contract date, as specified in the Agreement (“List of Assigned Contracts”).

2. File Description. The file containing the List of Assigned Contracts:

(i) file title: BASE_CESSAO_26_01_2024.CSV

(ii) total number of credit card contracts assigned to PicPay Bank: 2,861,983

(iii) total number of CPFs: 2,860,811

(iv) file storage location: https://drive.google.com/drive/folders/1lZqSMlBHl9RrQk-mcGPv8dQjmnBfHsXv?usp=sharing

(v) file format: CSV

(vi) file creation date: January 26, 2024

2. Responsibility for file storage. PicPay Bank shall be responsible for retaining and maintaining all necessary documents in accordance with applicable laws and regulations during the legally required period.

2.1. PicPay Bank ensures that the information contained in the file is protected against unauthorized access and against any alterations, edits, or new recordings.

3. File Storage Period. The List of Assigned Contracts shall be stored for a minimum period of ten (10) years from the date of termination of the Agreement, or as otherwise required by applicable laws and regulations.

4. Access to Information. The Parties agree to provide access to competent regulatory authorities, as necessary, during the storage period of the List of Assigned Contracts.

5. Disposal Procedures. Upon expiration of the retention period, and provided there are no additional legal requirements for maintaining the documents, PicPay Bank may carry out the proper disposal of the documents.

6. Confidentiality and Security. The Parties agree to maintain the confidentiality and security of the stored List of Assigned Contracts, adopting necessary measures to protect against unauthorized access or disclosure.

7. Legislative Changes. In the event of legislative changes affecting the document storage requirements, the Parties agree to renegotiate the conditions of the Agreement and its exhibits to guarantee continuous compliance.